CSW Industrials Reports Record Fiscal 2025 Fourth Quarter and Record Full Year Results

DALLAS, May 22, 2025 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported record results for the fiscal 2025 fourth quarter period ended March 31, 2025.

Fiscal 2025 Fourth Quarter Highlights (comparisons to fiscal 2024 fourth quarter)

•Total revenue increased 9.3% to a fourth quarter record of $230.5 million, driven by inorganic growth of 6.3% from the recent acquisitions of Dust Free, PSP Products, and PF WaterWorks, and organic growth of 3.0%
•Contractor Solutions delivered organic revenue growth of 8.0% in the fourth quarter
•Net income attributable to CSWI of $35.1 million, or $37.7 million adjusted, increased 18.7% to a fourth quarter record, compared to $31.8 million
•Earnings per diluted share ("EPS") of $2.08, or $2.24 adjusted, increased 9.8% to a fourth quarter record, compared to $2.04
•Adjusted EBITDA grew 7.1% to a fourth quarter record of $59.8 million, with a margin of 25.9% compared to 26.5%
•Subsequent to fiscal year-end, acquired Aspen Manufacturing for $313.5 million and closed on a new, 5-year, $700 million revolving credit facility

Fiscal 2025 Full Year Highlights (comparisons to fiscal 2024 full year)

•Total revenue increased 10.8% to $878.3 million, of which $47.5 million, or 6.0%, was inorganic growth from recent acquisitions, and 4.8%, or $37.9 million was organic growth
•Contractor Solutions delivered organic revenue growth of 6.2% during the fiscal full year
•Net income attributable to CSWI of $136.7 million, or $137.2 million adjusted, increased 25.7% as compared to $109.1 million
•EPS of $8.38, or $8.41 adjusted, improved 20.0% compared to $7.01
•Adjusted EBITDA increased 13.9% to $227.9 million, including margin expansion of 70 bps to 25.9%
•Invested $84.7 million in acquisitions of PSP Products and PF Waterworks and $16.3 million in organic capital expenditures, while returning total cash of $32.9 million to shareholders through share repurchases of $18.3 million and dividends of $14.6 million
•Subsequent to fiscal year-end, announced transfer of listing of common stock to the New York Stock Exchange beginning June 9, 2025, and change in ticker symbol to "CSW"

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "I am very pleased to announce record revenue for the fiscal fourth quarter driven by strategic acquisitions over the prior twelve months as well as strong organic growth in

Contractor Solutions. Impressively, the team also achieved record adjusted net income, adjusted earnings per diluted share, and adjusted EBITDA for the fiscal fourth quarter."

Armes continued, "During the quarter, we announced the agreement to acquire Aspen Manufacturing and consummated the acquisition on May 1, 2025. By adding evaporator coils and air handlers to our current portfolio, we expect to grow our share of wallet with our existing customers and expand our repair offering for the pro-trade. As we look into fiscal 2026, we anticipate delivering full year growth in revenue and adjusted EBITDA for each segment, as well as consolidated EPS growth and continued strong operating cash flow through our disciplined capital allocation strategy."

Fiscal 2025 Fourth Quarter Consolidated Results

Fiscal fourth quarter revenue was $230.5 million, a $19.7 million or 9.3% increase over the prior year period. Total revenue growth included $13.5 million or 6.3% inorganic growth contributed by the Dust Free, PSP Products, and PF WaterWorks acquisitions, which are all reported within the Contractor Solutions segment. The remaining $6.2 million or 3.0% revenue growth came from organic growth delivered by the Contractor Solutions segment, offset somewhat by the other two segments.

Gross profit in the fiscal fourth quarter was $101.9 million, representing 8.8% growth over $93.6 million in the prior year period. Gross margin contracted 20 bps to 44.2%, compared to 44.4% in the prior year period. The slight gross margin decrease was primarily a result of decreased gross profit in both Specialized Reliability Solutions and Engineered Building Solutions, mostly offset by growth in Contractor Solutions.

Operating expenses as a percentage of revenue were 24.7% or 23.1% adjusted, which was a slight improvement compared to the prior year period of 23.4%. Adjustments to operating expenses exclude the $2.1 million increase in the estimated earnout consideration for the PSP Products acquisition due to the revenue outperformance post-acquisition and the $1.4 million of acquisition expenses during the current period related to the Aspen Manufacturing acquisition. Operating expenses were $56.8 million or $53.3 million adjusted in the current year period, compared to $49.3 million in the prior year period, with additional expenses related to acquired companies, spend on acquisition integration, and investments in team members to support ongoing revenue growth partially offset by a $1.5 million impairment in the prior year that did not recur.

Operating income in the current period was $45.0 million or $48.6 million adjusted to exclude the aforementioned adjustments, compared to $44.3 million in the prior year period. Operating income as a percentage of revenue was 19.5% or 21.1% adjusted, compared to 21.0% in the prior year period.

Interest income was $1.6 million, compared to interest expense of $2.6 million in the prior year period. The $4.3 million shift from interest expense to interest income was a result of the reduced average borrowing under our Revolving Credit Facility, as the outstanding balance on our revolver was fully repaid in second fiscal quarter 2025, augmented by interest income earned on the balance of net proceeds from the follow-on equity offering that closed in the second fiscal quarter 2025.

Other expense was $0.1 million, compared to other income of $0.3 million in the prior year period, resulting from foreign currency losses related to transactions in currencies other than functional currencies.

Net income attributable to CSWI (net of non-controlling interest in the joint venture) increased to $35.1 million, compared to the prior year period of $31.8 million. EPS was $2.08, compared to $2.04 in the prior period. Adjusted to exclude the aforementioned adjustments and the related tax impact, adjusted net income was $37.7 million and adjusted EPS was $2.24 vs. $31.8 million and $2.04, an increase over the prior year period of 18.7% and 9.8%, respectively.

Fiscal 2025 fourth quarter adjusted EBITDA increased 7.1% to $59.8 million, up from $55.8 million in the prior year period. Adjusted EBITDA margin contracted 60 bps to 25.9%, compared to 26.5% in the prior year period.

Quarterly cash flows from operations were $27.3 million, compared to $22.4 million in the prior year period, with the increase primarily driven by increased net income.

Following quarter-end, the Company announced its twenty-fifth consecutive regular quarterly cash dividend in the amount of $0.27 per share, which was paid on May 9, 2025, to shareholders of record on April 25, 2025.

The Company’s effective tax rate for the fiscal fourth quarter was 24.6%, or 24.7% adjusted to exclude the tax impact related to the aforementioned adjustments, as compared to 23.8% in the prior year period.

Fiscal 2025 Fourth Quarter Segment Results

Contractor Solutions segment revenue was $165.9 million, a $24.7 million or 17.5% increase over the prior year period, comprised of inorganic growth of $13.5 million or 9.5% from the recent acquisitions of Dust Free, PSP Products, and PF WaterWorks (54.5% of the $24.7 million growth) and organic growth of $11.2 million or 8.0% from increased organic unit volumes and pricing actions. As compared to the prior year period, net revenue growth was driven by the HVAC/R and electrical end markets. Segment operating income increased to $43.0 million or $46.5 million adjusted to exclude the aforementioned adjustments, compared to $37.6 million in the prior year period. The incremental profit resulted from revenue growth and the inclusion of recently acquired businesses and was partially offset by increased freight and increased spending on business integrations. Segment operating income margin was 25.9% or 28.0% adjusted, compared to 26.6% in the prior year period. Segment adjusted EBITDA was $56.0 million, or 33.7% of revenue, compared to $47.3 million, or 33.5% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue was $37.7 million, a $3.8 million or 9.2% decrease from the prior year period. The decreased net revenue was driven by contraction in the energy, mining, and rail end markets and offset somewhat by growth in the general industrial market. Segment operating income was $4.5 million, as compared to $6.7 million in the prior year period, a decrease of 33.7%. Segment operating income margin was 11.8%, compared to the prior year period of 16.2% as a result of lower volume, product mix or growth coming from lower margin products as well as increased shipping expenses to strategically transfer inventory to international locations ahead of anticipated tariffs. Segment EBITDA was $5.8 million, as compared to $8.2 million in the prior year period, with an EBITDA margin of 15.3% as compared to 19.8% in the prior year period.

Engineered Building Solutions segment revenue was $28.7 million, a 4.5% decrease compared to $30.1 million in the prior year period due to the timing of projects converting to revenue from backlog. Segment operating income was $3.7 million, or 13.0% of revenue, as compared to the prior year period of $5.7 million, or 18.9% of revenue as a result of the reduced revenue and a $1.2 million gain on the sale of property in the prior year period that did not recur. Segment EBITDA and EBITDA margin were $4.2 million and 14.5%, respectively, compared to $6.2 million and 20.5%, respectively, in the prior year period.

Fiscal 2025 Full Year Consolidated Results

Consolidated revenue was $878.3 million, representing 10.8% growth over $792.8 million in the prior year period. Of the $85.5 million total growth, $47.5 million was inorganic and contributed by the Dust Free, PSP Products, and PF WaterWorks acquisitions (6.0% of the 10.8% total growth), with the remainder $37.9 million or 4.8% resulting from organic growth.

Gross profit in the current year was $393.3 million, representing $42.6 million or 12.1% growth from $350.7 million in the prior year period, with the incremental profit resulting predominantly from revenue growth driven by increased organic unit volumes and the recent acquisitions. Gross margin was 44.8%, compared to 44.2% in the prior year period. The gross margin improvement was a result of the Contractor Solutions segment growing faster than the other segments.

Operating expenses as a percentage of revenue were 24.1% or 23.6% adjusted, compared to 24.2% in the prior year period, with the improvement driven by the increase in revenue growth outpacing the increase in operating expenses. Operating expenses in the current year period were $212.1 million or $207.7 million adjusted to exclude $2.3 million in acquisition-related expenses and the $2.1 million increase in the estimated earnout consideration for the PSP Products acquisition, compared to $191.6 million in the prior year period. The additional expenses were related to employee compensation, additional expenses of acquired businesses, including amortization of intangible assets, business development expenses, and integration costs.

In the current year, operating income was $181.2 million or $185.6 million adjusted, compared to $159.1 million in the prior year period. The incremental operating income resulted from the gross profit increase, partially offset by the operating expense increase detailed above. Operating income margin improved to 20.6% or 21.1% adjusted, compared to the prior year period of 20.1%. During the comparative periods, the strengthened operating margin was due to the improvement in gross margin combined with the management of operating expenses.

Interest expense was $0.3 million, compared to $12.7 million in the prior year period. The decrease of $12.4 million was a result of a lower debt balance throughout the first half of the year, then fully repaying the outstanding balance borrowed against our revolver during the second fiscal quarter 2025. Additionally, during the second, third, and fourth fiscal quarters, the

Company recognized interest income earned from the remaining net proceeds of the follow-on equity offering that closed in second fiscal quarter 2025.

Other expense was $0.9 million, compared to $5.9 million in the prior year period. The decrease in other expense of $5.1 million was primarily due to a $0.9 million tax indemnification asset released in the current year, as compared to $8.5 million of tax indemnification assets released in the prior year, in addition to a gain of $1.4 million reported in the prior year in connection with the sale of a property previously held for investment that did not recur. The remaining variance is a result of foreign currency impact related to transactions in currencies other than functional currencies.

In the current year, reported net income attributable to CSWI improved 34.4% to $136.7 million, or $8.38 per diluted share. Adjusted net income attributable to CSWI increased 25.7% to $137.2 million, and adjusted EPS increased 20.0% to $8.41 per diluted share. In the prior year, adjusted net income attributable to CSWI was $109.1 million, or $7.01 per diluted share.

Fiscal 2025 adjusted EBITDA increased 13.9% to $227.9 million from $200.0 million in the prior year period. Adjusted EBITDA as a percentage of revenue improved 70 bps to 25.9%, compared to 25.2%, in the prior year period.

Net cash provided by operating activities for the fiscal 2025 period was $168.4 million, compared to $164.3 million in the prior year period, a 2.5% increase. The Company paid down all $166.0 million of debt in the first half of the fiscal year utilizing our record cash flow from operations and net proceeds from the follow-on equity offering, while also returning a total of $32.9 million in cash to shareholders through $14.6 million in dividends and $18.3 million in share repurchases.

The Company’s effective tax rate for the fiscal year was 23.7% on a GAAP basis, and 25.5% as adjusted.

Fiscal 2025 Full Year Segment Results

Contractor Solutions segment revenue was $617.3 million, a $80.8 million or 15.1% increase from the prior year. Revenue growth was comprised of inorganic growth from the Dust Free, PSP Products, and PF WaterWorks acquisitions ($47.5 million, or 8.9%, of the total growth), and organic growth of $33.3 million (6.2% of the total 15.1% growth) due to increased unit volumes and pricing actions. As compared to the prior year, net revenue growth was driven by the HVAC/R, electrical, and plumbing end markets. Segment operating income in the current year was $165.9 million or $170.3 million adjusted to exclude $2.3 million in acquisition-related expenses and the $2.1 million increase in the estimated earnout consideration for the PSP Products acquisition, compared to $142.0 million in the prior year period. The incremental profit resulted primarily from the increased unit volumes and the inclusion of recent acquisitions. This growth was partially offset by increased freight expense, increased employee compensation expense, business integration costs as the segment builds the infrastructure to support continued growth, and increased expenses related to the inclusion of Dust Free, PSP Products, and PF WaterWorks in the current year, including amortization of intangible assets.

Contractor Solutions segment operating income margin was 26.9% or 27.6% adjusted, compared to 26.5% in the prior year, an increase of 110 bps, driven primarily by increased operating leverage from the additional volume and pricing actions, combined with the management of operating expenses. Segment adjusted EBITDA in the current year was $205.4 million, or 33.3% of revenue, compared to $173.7 million, or 32.4% of revenue in the prior year.

Specialized Reliability Solutions segment revenue was $147.6 million, a $2.0 million or 1.3% decrease from the prior year of $149.6 million, primarily due to decreased unit volumes, as growth in the general industrial end market was more than offset by a decrease in the energy, mining, and rail transportation end markets. In the current year, segment operating income improved to $22.7 million, or 15.4% of revenue, compared to the prior year of $22.3 million, or 14.9% of revenue. Improved segment operating income was primarily a result of favorable inventory reserves, partially offset by an unfavorable product mix as revenue grew at a faster pace for our lower margin JV products, as well as increased shipping expenses to strategically transfer inventory to international locations ahead of anticipated tariffs. Segment EBITDA in the current year was $28.0 million, or 19.0% of revenue, and comparable to $28.2 million, or 18.8% of revenue in the prior year.

Engineered Building Solutions segment revenue was $121.1 million, a $6.4 million or 5.6% increase over the prior year, primarily due to the conversion of backlog into revenue and market expansion. Segment operating income increased 2.6% to $19.2 million, or 15.8% of revenue, compared to the prior year of $18.7 million, or 16.3% of revenue, due to the increased net revenue and effective management of operating costs that were partially offset by the prior year $1.2 million gain recognized from the sale of an operating property that did not recur. Segment EBITDA in the current year was $21.0 million, or 17.4% of revenue, compared to $20.5 million, or 17.9% of revenue in the prior year.

All percentages are calculated based upon the attached financial statements. Share count used in determining the diluted EPS is based on a weighted average of outstanding shares throughout the reporting period.

Aspen Manufacturing Acquisition

Subsequent to fiscal year-end, CSW Industrials closed on the Aspen Manufacturing acquisition for $313.5 million on May 1, 2025. Due to the size of this transaction, the Company has provided an outlook on certain metrics for our fiscal year 2026 specific to Aspen in our investor deck available on the Investors portion of the website at https://cswindustrials.gcs-web.com.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Thursday, June 5, 2025. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671 and enter access code 13753549. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted effective tax rate, adjusted operating income and free cash flows, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation, amortization and impairment, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. The Company provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(Amounts in thousands, except per share amounts)	2025	2024	2025	2024
Revenues, net	$230,549	$210,859	$878,301	$792,840
Cost of revenues	(128,664)	(117,221)	(484,989)	(442,095)
Gross profit	101,885	93,638	393,312	350,745
Selling, general and administrative expenses	(56,841)	(49,300)	(212,064)	(191,627)
Operating income	45,044	44,338	181,248	159,118
Interest income (expense), net	1,616	(2,643)	(269)	(12,723)
Other income (expense), net	(147)	273	(862)	(5,915)
Income before income taxes	46,514	41,969	180,117	140,480
Provision for income taxes	(11,458)	(9,973)	(42,633)	(37,941)
Net income	35,053	31,996	137,484	102,539
Loss (income) attributable to redeemable noncontrolling interest	7	(235)	(832)	(891)
Net income attributable to CSW Industrials, Inc.	$35,060	$31,761	$136,652	$101,648

Net income per share attributable to CSW Industrials, Inc.
Basic	$2.09	$2.05	$8.41	$6.54
Diluted	2.08	2.04	8.38	6.52

Weighted average number of shares outstanding:
Basic	16,779	15,523	16,242	15,533
Diluted	16,859	15,586	16,314	15,581

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share amounts)	March 31, 2025	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$225,845	$22,156
Accounts receivable, net	155,651	142,665
Inventories, net	194,876	150,749
Prepaid expenses and other current assets	16,489	15,840
Total current assets	592,861	331,410
Property, plant and equipment, net	93,415	92,811
Goodwill	264,092	247,191
Intangible assets, net	357,910	318,819
Other assets	70,787	53,095
Total assets	$1,379,065	$1,043,326

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$54,767	$48,387
Accrued and other current liabilities	92,435	67,449
Total current liabilities	147,202	115,836
Long-term debt	—	166,000
Retirement benefits payable	1,083	1,114
Other long-term liabilities	138,347	125,298
Total liabilities	286,632	408,248
Commitments and contingencies (Note 17)
Redeemable noncontrolling interest	20,187	19,355
Equity:
Common shares, $0.01 par value	177	164
Additional paid-in capital	501,286	137,253
Treasury shares, at cost (1,027 and 952 shares, respectively)	(122,125)	(95,643)
Retained earnings	705,035	583,075
Accumulated other comprehensive loss	(12,127)	(9,126)
Total equity	1,072,246	615,723
Total liabilities and equity	$1,379,065	$1,043,326

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
(Amounts in thousands)	2025	2024
Cash flows from operating activities:
Net income	$137,484	$102,539
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,210	13,961
Amortization of intangible and other assets	28,795	23,688
Provision for inventory reserves	2,686	4,229
Provision for credit losses	1,408	814
Share-based and other executive compensation	13,587	11,537
Fair value change in contingent consideration	2,100	—
Net loss (gain) on disposals of property, plant and equipment	35	(2,677)
Net pension benefit	66	67
Impairment of intangible assets	—	1,600
Net deferred taxes	(6,915)	(2,497)
Changes in operating assets and liabilities:
Accounts receivable	(9,116)	(17,897)
Inventories	(35,699)	10,364
Prepaid expenses and other current assets	(1,369)	4,608
Other assets	1,424	1,146
Accounts payable and other current liabilities	21,664	12,293
Retirement benefits payable and other liabilities	(1,998)	557
Net cash provided by operating activities	168,362	164,332
Cash flows from investing activities:
Capital expenditures	(16,266)	(16,575)
Proceeds from sale of assets held for investment	—	1,665
Proceeds from sale of assets	1,229	2,185
Cash paid for investments	(2,500)	—
Cash paid for acquisitions, net of cash received	(84,684)	(29,779)
Net cash used in investing activities	(102,221)	(42,504)
Cash flows from financing activities:
Borrowings on lines of credit	32,723	112,319
Repayments of lines of credit	(198,723)	(199,319)
Payments of contingent consideration	(1,085)	(2,950)
Purchase of treasury shares	(27,693)	(15,268)
Proceeds from issuance of equity	347,407	—
Dividends paid to shareholders	(14,582)	(11,805)
Net cash provided by (used in) financing activities	138,047	(117,023)
Effect of exchange rate changes on cash and equivalents	(499)	(1,104)
Net change in cash and cash equivalents	203,689	3,701
Cash and cash equivalents, beginning of period	22,156	18,455
Cash and cash equivalents, end of period	$225,845	$22,156

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, adjusted effective tax rate, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

(Amounts in thousands)	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
GAAP net income attributable to CSWI	$35,061	$31,760	$136,652	$101,648

Adjusting items, net of tax:
Reversal of tax indemnification receivable	—	—	—	7,500
Acquisition transaction fees	1,074	—	1,715	—
Uncertain tax position accrual release	—	—	(2,691)	—
Fair value change in contingent consideration liability	1,573	—	1,573	—
Adjusted net income attributable to CSWI	$37,707	$31,760	$137,249	$109,148

GAAP Net Income Attributable to CSW Industrials, Inc. per diluted common share	$2.08	$2.04	$8.38	$6.52

Adjusting Items, per dilutive common share:
Reversal of tax indemnification receivable	—	—	—	0.48
Acquisition transaction fees	0.06	—	0.10	—
Uncertain tax position accrual release	—	—	(0.16)	—
Fair value change in contingent consideration liability	0.10	—	0.10	—
Adjusted net income attributable to CSW Industrials, Inc. per dilutive common share	$2.24	$2.04	$8.41	$7.01

CSW INDUSTRIALS, INC.
RECONCILIATION OF EFFECTIVE TAX RATE TO ADJUSTED EFFECTIVE TAX RATE
(Unaudited)

(Amounts in thousands)	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
GAAP income before tax	$46,514	$41,969	$180,117	$140,480
Adjusting items:
Reversal of tax indemnification receivable	—	—	858	8,519
Acquisition transaction fees	1,434	—	2,294	—
Fair value change in contingent consideration liability	2,100	—	2,100	—
Adjusted income before tax	$50,047	$41,969	$185,369	$148,999

GAAP provision for income tax	$11,458	$9,973	$42,633	$37,942
Adjusting items:
Tax impact of tax indemnification receivable reversal	—	—	858	1,019
Tax impact of acquisition transaction fees	360	—	578	—
Tax impact of fair value change in contingent consideration	527	—	527	—
Uncertain tax position accrual release	—	—	2,691	—
Adjusted provision for income tax	$12,346	$9,973	$47,288	$38,961

GAAP effective tax rate	24.6%	23.8%	23.7%	27.0%
Adjusted effective tax rate	24.7%	23.8%	25.5%	26.1%

CSW INDUSTRIALS, INC.
Reconciliation of Net Income Attributable to CSWI to Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
Net Income attributable to CSWI	$35,060	$31,761	$136,652	$101,648
Plus: (Loss) income attributable to redeemable noncontrolling interest	(7)	235	832	891
Net Income	$35,053	$31,996	$137,484	$102,539

Adjusting Items:
Interest expense (income), net	(1,616)	2,643	269	12,723
Income tax expense	11,458	9,973	42,633	37,942
Depreciation & amortization	11,327	11,196	42,223	38,289
EBITDA	$56,224	$55,807	$222,608	$191,492

EBITDA Adjustments:
Reversal of tax indemnification receivable	—	—	858	8,519
Acquisition broker fee	1,434	—	2,294	—
Fair value change in contingent consideration liability	2,100	—	2,100	—
Adjusted EBITDA	$59,759	$55,807	$227,860	$200,011
Adjusted EBITDA % Revenue	25.9%	26.5%	25.9%	25.2%

CSW INDUSTRIALS, INC.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three Months Ended March 31, 2025
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$165,929	$37,750	$28,732	$(1,861)	$230,549

Operating Income	$42,999	$4,465	$3,736	$(6,156)	$45,044
% Revenue	25.9%	11.8%	13.0%		19.5%

Adjusting Items:
Fair value change in contingent consideration liability	2,100	—	—	—	2,100
Acquisition transaction fees	1,434	—	—	—	1,434
Adjusted Operating Income	$46,533	$4,465	$3,736	$(6,156)	$48,577
% Revenue	28.0%	11.8%	13.0%		21.1%

Adjusting Items:
Other income (expense), net	(36)	(34)	(12)	(65)	(147)
Depreciation & amortization	9,502	1,356	427	42	11,327
Adjusted EBITDA	$55,998	$5,787	$4,152	$(6,179)	$59,758
% Revenue	33.7%	15.3%	14.5%		25.9%

(Amounts in thousands)	Three Months Ended March 31, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$141,226	$41,577	$30,081	$(2,024)	$210,859

Operating Income	$37,594	$6,732	$5,675	$(5,663)	$44,338
% Revenue	26.6%	16.2%	18.9%		21.0%

Adjusting Items:
Other income (expense), net	559	(45)	(1)	(240)	273
Depreciation & amortization	9,114	1,562	478	42	11,196
Adjusted EBITDA	$47,267	$8,249	$6,152	$(5,861)	$55,807
% Revenue	33.5%	19.8%	20.5%		26.5%

CSW INDUSTRIALS, INC.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Year Ended March 31, 2025
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$617,331	$147,641	$121,119	$(7,791)	$878,301

Operating Income	$165,893	$22,673	$19,187	$(26,505)	$181,248
% Revenue	26.9%	15.4%	15.8%		20.6%

Adjusting Items:
Fair value change in contingent consideration liability	2,100	—	—	—	2,100
Acquisition transaction fees	2,294	—	—	—	2,294
Adjusted Operating Income	$170,287	$22,673	$19,187	$(26,505)	$185,641
% Revenue	27.6%	15.4%	15.8%		21.1%

Adjusting Items:
Other income (expense), net	(371)	(233)	7	(265)	(862)
Depreciation & amortization	34,666	5,553	1,826	177	42,223
Reversal of tax indemnification receivable	858	—	—	—	858
Adjusted EBITDA	$205,440	$27,993	$21,020	$(26,593)	$227,860
% Revenue	33.3%	19.0%	17.4%		25.9%

(Amounts in thousands)	Year Ended March 31, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$536,494	$149,614	$114,741	$(8,008)	$792,840

Operating Income	$142,037	$22,266	$18,704	$(23,890)	$159,118
% Revenue	26.5%	14.9%	16.3%		20.1%

Adjusting Items:
Other income (expense), net	(7,127)	(145)	1	1,355	(5,915)
Depreciation & amortization	30,232	6,074	1,810	174	38,289
Reversal of tax indemnification receivable	8,519	—	—	—	8,519
Adjusted EBITDA	$173,661	$28,195	$20,516	$(22,361)	$200,011
% Revenue	32.4%	18.8%	17.9%		25.2%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Cash Flow to Free Cash Flow
(Unaudited)

(Amounts in thousands)	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$27,293	$22,418	$168,362	$164,332
Less: Capital expenditures	(4,531)	(4,907)	(16,266)	(16,575)
Free cash flow	$22,762	$17,511	$152,096	$147,757
Free cash flow % Adjusted EBITDA	38.1%	31.4%	66.7%	73.9%